Exhibit 2.1

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment Agreement”) is dated as of 8th day of September, 2026 and made effective as of the 17th day of August, 2026.

AMONG:

POLYMATH RESEARCH INC., a corporation having an address at 100 King Street West, Suite 5700, Toronto, ON M5X 1C7

(the “Company”)

AND:

TRUGOLF HOLDINGS, INC., a corporation having an address at 60 North 1400 West, Centerville, Utah, 84014

(the “Parent”)

AND:

18141991 CANADA INC., a corporation having an address at 60 North 1400 West, Centerville, Utah, 84014

(“SubCo”)

WHEREAS:

A. The Company, the Parent and SubCo entered into an acquisition agreement (the “Acquisition Agreement”), dated August 17, 2026, pursuant to which the Company and SubCo, a wholly-owned subsidiary of the Parent, will amalgamate and form one corporation under the provisions of the Canada Business Corporations Act; and

B. The Company, the Parent and the SubCo wish to amend the terms of the Acquisition Agreement in the manner set out in this Amendment Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Parent and SubCo (each, a “Party” and, together, the “Parties”) covenant and agree as follows:

PART 1

INTERPRETATION

1. INTERPRETATION

Unless otherwise defined herein, all capitalized terms used in this Agreement will have the meanings ascribed to them in the Acquisition Agreement.

PART 2

AMENDMENTS

2. AMENDMENTS

The Parties hereby agree that Section 1.1(v) of the Acquisition Agreement is deleted in its entirety and replaced with the following:

““Closing Shares of Parent Convertible Preferred Stock” means the number of shares of Parent Convertible Preferred Stock that is equal to:

($140,000,000 minus (the product of the Closing Shares of Parent Common Stock multiplied by the Parent Closing Price))

—————————————————————— (divided by)

$1,000;”

PART 3

MISCELLANEOUS

3. ENTIRE AGREEMENT

Except as amended hereby, the Parties agree that the Acquisition Agreement continues to be binding, unchanged, and in full force and effect. Upon execution of this Amendment Agreement by each of the Parties, the Acquisition Agreement and this Amendment Agreement will be read and construed as one agreement (together, the “Amended Agreement”). The Amended Agreement contains the entire understanding of the Parties with respect to the subject matter of this Amendment Agreement and the Acquisition Agreement and cancels and supersedes any prior understandings, agreements, negotiations and discussions, whether written or oral, among the Parties.

4. MODIFICATION

No amendment, modification or rescission of this Amendment Agreement shall be effective unless set forth in writing and signed by the Parties hereto.

5. GOVERNING LAW

This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

6. COUNTERPARTS

This Amendment Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument and delivery of an executed copy of this Amendment Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Amendment Agreement as of the date set forth on page one of this Amendment Agreement.

IN WITNESS WHEREOF the Parties hereto have duly executed this Amendment Agreement as of the date first written above.

POLYMATH RESEARCH INC.

Per:	/s/
Authorized Signatory

TRUGOLF HOLDINGS, INC.

Per:	/s/ Steven Passey
Authorized Signatory

18141991 CANADA INC.

Per:	/s/ Steven Passey
Authorized Signatory